Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:    Ashley B. Bloom
            Capitol First Corporation
            (561) 417-7115


                      Capitol First Announces Stockholder
                     Approval of a Going Private Transaction


Boca Raton, Florida - June 6, 2005 - Capitol First Corporation (OTC Bulletin
Board: CFRC), ("Capitol"), announced today that its stockholders approved a one-for-2,000 reverse split of the Company's common stock. The reverse stock split takes effect at midnight tonight. As a result of the reverse stock split, the Company is expected to have fewer than 300 holders of record of common stock, permitting the Company to terminate the registration of its common stock with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. The Company intends to file for termination of such registration as soon as practicable.

As of June 7, 2005, stockholders of record owning less than one share as a result of the reverse stock split will be entitled to receive cash in an amount equal to $0.18 per pre-split share instead of receiving fractional shares. Stockholders of record owning more than one share as a result of the reverse stock split will be entitled to receive one newly issued share of common stock for each 2,000 shares owned prior to effectiveness of the reverse stock split.

Shortly after June 7, 2005, stockholders will receive instructions regarding the method of exchanging old stock certificates for new certificates or cash. Stockholders need not do anything with their stock certificates until they receive instructions. Interwest Transfer Company, Inc., will act as the exchange agent for the purpose of implementing the exchange of stock certificates in the reverse stock split.

About Capitol First
-------------------

Capitol First Corporation is a real estate development and finance company that along with its wholly owned subsidiaries, currently has residential and commercial land holdings in the master planned community of Maumelle, Arkansas, residential homesites in Lehigh Acres, Florida; equity interests in properties located in Lake Toxaway, North Carolina and Lighthouse Point, Florida, as well as participation in the funding of numerous development/construction loans. The Company is currently seeking to further expand its transaction base, focusing primarily on real estate, collateralized financial lending and related business opportunities in high-growth markets.

This press release contains forward-looking statements, which involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.

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